Exhibit 10.1
SETTLEMENT AGREEMENT
I. PARTIES
     This Settlement Agreement (“Agreement”) is entered into among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General (“HHS-OIG”) of the Department of Health and Human Services (“HHS”) (collectively the “United States”); and Wright Medical Technology, Inc. (“Wright”), through their authorized representatives.
II. PREAMBLE
     As a preamble to this Agreement, the Parties agree to the following:
     A. Wright is a Delaware Corporation headquartered in Arlington, Tennessee that manufactures, sells and distributes orthopaedic medical devices in the United States.
     B. Wright has executed contemporaneously with this Agreement a Deferred Prosecution Agreement (“DPA”) with the United States Attorney’s Office for the District of New Jersey.
     C. The United States contends that Wright caused to be submitted improper claims for payment to the Medicare Program (“Medicare”), Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395kkk-1.
     D. The United States contends that it has certain civil claims, against Wright, as specified in Section III, Paragraph 2, below, for engaging in the following conduct during the period from January 1, 2002 to December 31, 2007 (hereinafter the “Covered Conduct”):
     Wright used, and conspired to use, various forms of financial arrangements to induce orthopaedic surgeons to cause providers to use Wright’s hip and knee joint replacement implants
Settlement Agreement Between the United States
of America and Wright Medical Technology, Inc.

in order to maintain and increase Wright’s market share. These financial arrangements included, but were not limited to fee-for-service contracts, fixed fee contracts, and product development contracts, among others. The United States contends that certain of these financial arrangements were improper, that the remuneration paid thereunder was improper and/or unlawful, and that these arrangements caused hospitals and physicians to submit false and fraudulent claims for replacement of hip and knee joints using Wright implants to Medicare.
     E. The United States contends also that it has certain administrative claims, as specified in Section III, Paragraph 3, below, against Wright for engaging in the Covered Conduct.
     F. This Agreement is made in compromise of disputed claims. It is neither an admission by Wright nor a concession by the United States.
     G. To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, the Parties mutually desire to reach a full and final settlement pursuant to the Terms and Conditions below.
III. TERMS AND CONDITIONS
     NOW THEREFORE, in consideration of the mutual promises, covenants, and obligations set forth below, and for good and valuable consideration as stated herein, the Parties agree as follows:
     1. Wright agrees to pay to the United States $7,929,900 (seven million, nine hundred twenty-nine thousand, nine hundred dollars ) (the “Settlement Amount”). Wright agrees to pay the Settlement Amount by electronic funds transfer pursuant to written instructions to be provided by the United States Attorney’s Office for the District of New Jersey. Wright shall
Settlement Agreement Between the United States
of America and Wright Medical Technology, Inc.

make this electronic funds transfer within ten business days of the Effective Date of this Agreement.
     2. Subject to the exceptions specified in Paragraph 4, below, and conditioned upon Wright’s full payment of the Settlement Amount, the United States releases Wright together with its current and former parent corporations; direct and indirect subsidiaries; brother or sister corporations; divisions; and affiliates; and the predecessors, successors and assigns of any of them from any civil or administrative monetary claim that the United States has or may have for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; and any statutory provision applicable to the federally-funded programs listed in this Agreement for which the Civil Division, United States Department of Justice has actual and present authority to assert and compromise pursuant to 28 C.F.R. Part 0, Subpart I, § 0.45(d); and common law theories of payment by mistake, unjust enrichment, disgorgement, fraud, and recoupment.
     3. In consideration of the obligations of Wright set forth in this Agreement, in the DPA, and in the Corporate Integrity Agreement (“CIA”) entered into between HHS-OIG and Wright, and conditioned upon Wright’s full payment of the Settlement Amount and compliance with its obligations under the DPA, the HHS-OIG agrees to release and refrain from instituting, directing, or maintaining any administrative claim or action seeking exclusion from Medicare, Medicaid, and other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) against Wright, together with its current and former parent corporations; direct and indirect subsidiaries; brother or sister corporations; divisions; and affiliates; and the predecessors, successors and
Settlement Agreement Between the United States
of America and Wright Medical Technology, Inc.

assigns of any of them, under 42 U.S.C. § 1320a-7a (Civil Monetary Penalties Law) or 42 U.S.C. § 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks, and other prohibited activities) for the Covered Conduct, except as reserved in Paragraph 4, below, and as reserved in this Paragraph. The HHS-OIG expressly reserves all rights to comply with any statutory obligations to exclude Wright, together with its current and former parent corporations; each of its direct and indirect subsidiaries; brother or sister corporations; divisions; current or former owners, officers, directors, and affiliates; and the predecessors, successors and assigns of any of them, from Medicare, Medicaid, or other Federal health care programs under 42 U.S.C. § 1320a-7(a) (mandatory exclusion) based upon the Covered Conduct. The HHS-OIG also expressly reserves all rights to exclude Wright pursuant to the terms and conditions of Paragraph 51 of the DPA. Nothing in this Paragraph precludes the HHS-OIG from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 4, below.
     4. Notwithstanding any term of this Agreement, specifically reserved and excluded from the scope and terms of this Agreement as to any entity or person (including Wright) are the following:
a.	Any civil, criminal, or administrative liability arising under Title 26, U.S. Code (Internal Revenue Code);

b.	Any criminal liability;

c.	Except as explicitly stated in this Agreement, any administrative liability, including mandatory exclusion from Federal health care programs;

d.	Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;
Settlement Agreement Between the United States
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e.	Any liability based upon such obligations as are created by this Agreement;

f.	Any liability for personal injury or property damage or for other consequential damages arising from the Covered Conduct;

g.	Any liability for failure to deliver goods or services due;

h.	Any liability of individuals, including officers and employees; and

i.	Any liability for express or implied warranty claims or other claims for defective or deficient products or services.
     5. Wright waives and shall not assert any defenses Wright may have to any criminal prosecution or administrative action relating to the Covered Conduct, which defenses may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Nothing in this Paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.
     6. Wright fully and finally releases the United States, its agencies, employees, servants, and agents from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) that Wright has asserted, could have asserted, or may assert in the future against the United States, its agencies, employees, servants, and agents, related to the Covered Conduct and the United States’ investigation and prosecution thereof.
Settlement Agreement Between the United States
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     7. The Settlement Amount shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any Medicare carrier or intermediary or any state payor, related to the Covered Conduct; and, if applicable, Wright agrees not to resubmit to any Medicare carrier or intermediary or any state payor any previously denied claims related to the Covered Conduct, and agrees not to appeal any such denials of claims.
     8. Wright agrees to the following:
          a. Unallowable Costs Defined: That all costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47; and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395kkk-1 and 1396-1396w-5; and the regulations and official program directives promulgated thereunder) incurred by or on behalf of Wright, together with its current and former parent corporations; each of its direct and indirect subsidiaries; brother or sister corporations; divisions; current or former owners, officers, directors, employees, shareholders, agents, and affiliates; and the predecessors, successors and assigns of any of them in connection with the following shall be “unallowable costs” on government contracts and under the Medicare Program, Medicaid Program, TRICARE Program, and Federal Employees Health Benefits Program (FEHBP):
               (1) the matters covered by this Agreement and any related plea or deferred prosecution agreement;
               (2) the United States’ audit(s) and civil and any criminal investigation(s) of the matters covered by this Agreement;
Settlement Agreement Between the United States
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               (3) Wright’s investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil and any criminal investigation(s) in connection with the matters covered by this Agreement (including attorney’s fees);
               (4) the negotiation and performance of this Agreement and any plea or deferred prosecution agreement;
               (5) the payment Wright makes to the United States pursuant to this Agreement, including any costs and attorneys fees; and
               (6) the negotiation of, and obligations undertaken pursuant to the CIA to: (i) retain an independent review organization to perform annual reviews as described in Section III of the CIA; and (ii) prepare and submit reports to the HHS-OIG. However, nothing in this Paragraph 8.a.(6) that may apply to the obligations undertaken pursuant to the CIA affects the status of costs that are not allowable based on any other authority applicable to Wright. (All costs described or set forth in this Paragraph 8.a. are hereafter “unallowable costs.”)
          b. Future Treatment of Unallowable Costs: If applicable, these unallowable costs shall be separately determined and accounted for by Wright, and Wright shall not charge such unallowable costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such unallowable costs through any cost report, cost statement, information statement, or payment request submitted by Wright or any of its subsidiaries or affiliates to the Medicare, Medicaid, TRICARE, or FEHBP Programs.
          c. Treatment of Unallowable Costs Previously Submitted for Payment: If applicable, Wright further agrees that within 90 days of the Effective Date of this Agreement it shall identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or
Settlement Agreement Between the United States
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contractors, and Medicaid and FEHBP fiscal agents, any unallowable costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Wright or any of its subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the unallowable costs. Wright agrees that the United States, at a minimum, shall be entitled to recoup from Wright any overpayment plus applicable interest and penalties as a result of the inclusion of such unallowable costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.
     Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by Wright or any of its subsidiaries or affiliates on the effect of inclusion of unallowable costs (as defined in this Paragraph) on Wright or any of its subsidiaries or affiliates’ cost reports, cost statements, or information reports.
          d. Nothing in this Agreement shall constitute a waiver of the rights of the United States to examine or reexamine Wright’s books and records to determine that no unallowable costs have been claimed in accordance with the provisions of this Paragraph.
     9. This Agreement is intended to be for the benefit of the Parties only. The Parties do not release any claims against any other person or entity, except to the extent provided for in Paragraphs 2, 3, 6, and 10.
Settlement Agreement Between the United States
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     10. Wright waives and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon the claims defined as Covered Conduct.
     11. Wright warrants that it has reviewed its financial situation and that it currently is solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548(a)(1)(B)(ii)(I), and shall remain solvent following its payment to the United States of the Settlement Amount. Further, the Parties warrant that, in evaluating whether to execute this Agreement, they (a) have intended that the mutual promises, covenants, and obligations set forth constitute a contemporaneous exchange for new value given to Wright, within the meaning of 11 U.S.C. § 547(c)(1); and (b) conclude that these mutual promises, covenants, and obligations do, in fact, constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay, or defraud any entity to which Wright was or became indebted, on or after the date of this transfer, all within the meaning of 11 U.S.C. § 548(a)(1).
     12. Each Party to this Agreement shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.
     13. Wright represents that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.
     14. This Agreement is governed by the laws of the United States. The Parties agree that the exclusive jurisdiction and venue for any dispute arising between and among the Parties under this Agreement is the United States District Court for the District of New Jersey, except
Settlement Agreement Between the United States
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that disputes arising under the DPA and/or CIA shall be resolved exclusively under the dispute resolution provisions in those agreements.
     15. For purposes of construing this Agreement, this Agreement shall be deemed to have been drafted by all the Parties to this Agreement and shall not therefore be construed against any Party for that reason in any subsequent dispute.
     16. This Agreement, together with the CIA and the DPA, constitute the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties.
     17. The individuals signing this Agreement on behalf of Wright represent and warrant that they are authorized by Wright to execute this Agreement. The United States signatories represent that they are signing this Agreement in their official capacities and that they are authorized to execute this Agreement.
     18. This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.
     19. This Agreement is binding on Wright’s successors, transferees, heirs, and assigns.
     20. All Parties consent to the United States’ disclosure of this Agreement and information about this Agreement to the public.
     21. This Agreement is effective on the later of (1) the date of signature of the last signatory to the Agreement; or (2) the date the Court approves of the DPA (“Effective Date” of the Agreement). Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.
[SIGNATURE BLOCKS ON FOLLOWING PAGE].
Settlement Agreement Between the United States
of America and Wright Medical Technology, Inc.

THE UNITED STATES OF AMERICA

J. GILMORE CHILDERS Attorney for the United States Acting Under Authority Conferred by 28 U.S.C. § 515 District of New Jersey
DATED: 9/29/10	BY:	/s/: ALEX KRIEGSMAN
ALEX KRIEGSMAN Assistant United States Attorney

DATED: 9/29/10	BY:	/s/: GREGORY E. DEMSKE
GREGORY E. DEMSKE Assistant Inspector General for Legal Affairs Office of Counsel to the Inspector General Office of Inspector General United States Department of Health and Human Services

Settlement Agreement Between the United States
of America and Wright Medical Technology, Inc.

WRIGHT MEDICAL TECHNOLOGY, INC. — DEFENDANT

DATED: 9/22/10	BY:	/s/: GARY D. HENLEY
GARY D. HENLEY President and Chief Executive Officer

DATED: 9/23/10	BY:	/s/: KAREN F. GREEN, ESQ.
KAREN F. GREEN, ESQ. Wilmer Cutler Pickering Hale and Dorr LLP Counsel for Wright Medical Technology, Inc.

DATED: 9/22/10	BY:	/s/: SANFORD V. TEPLITZKY, ESQ.
SANFORD V. TEPLITZKY, ESQ. Ober, Kaler, Grimes & Shriver, P.C. Counsel for Wright Medical Technology, Inc.

Settlement Agreement Between the United States
of America and Wright Medical Technology, Inc.